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                                                                                                                         Exhibit 21





                                                           SUBSIDIARIES




                                                            PERCENTAGE OF
                                                          VOTING STOCK OWNED
                                    PLACE OF             BY PORTEC, INC. AND
         NAME                     INCORPORATION             SUBSIDIARIES

Active (1)


     PORTEC Overseas, Inc.        Delaware                          100%
     PORTEC International,        U.S. Virgin Islands               100%
      Inc.
     PORTEC B.V.                  Netherlands                       100%




1. This list does not include non-operating subsidiaries, maintained for the purpose of name protection only.
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